UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2010 (October 21, 2010)
Chartwell International, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51342	95-3979080
(State or other jurisdiction	(Commission	(IRS Employer Identification No.)
of incorporation)	File Number)

7637 Leesburg Pike
Falls Church, VA	22043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 635-7980

 (Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03    Bankruptcy or Receivership.

On August 16, 2010 the registrant filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (Case No. 10-37462). On October 21, 2010 the U.S. Bankruptcy Court confirmed the registrant's plan of reorganization.   Under the plan of reorganization, pursuant to section 1145 of the Bankruptcy Code, freely tradable shares of the newly reorganized registrant will be issued as follows: 90% to Energy Resources Holdings, LLC ("ERH"), 5% to the holders of unsecured claims and 5% to the existing holders of shares of the registrant's common stock and preferred stock.  Under the plan of reorganization, the registrant has 21,994,013 shares of its common stock issued and outstanding, which shares will be subject to a 1:2 reverse stock split whereby each two outstanding shares of common stock will be exchanged for one share of common stock, following which the registrant will issue 98,973,058 shares to ERH, 5,498,503 shares to the holders of unsecured claims and 5,498,503 shares to the existing holders of its common and preferred stock. Under the plan of reorganization, the registrant will merge with ERH--following the 1:2 reverse stock split, change of name to Covalent International, Inc., increase in authorized shares of common stock to 500 million and distribution of stock as set forth above--that will result in the registrant owning a number of gas exploration and production projects in Botswana, Ukraine, the Republic of Georgia and the Commonwealth of Virginia that the registrant believes have large production potential based upon proven, probable and prospective gas-in-place reserves in these projects.  As of the date of confirmation, the assets of the registrant are as set forth in the registrant's voluntary Chapter 11 petition that reflected a range of assets between $50,001 and $100,000 and liabilities in a range of $100,001 and $10,000,000.

The above is a summary of the plan of reorganization and is qualified in its entirety by the plan of reorganization that is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated herein.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

2.1 Plan of Reorganization, confirmed October 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 27, 2010	Chartwell International, Inc.

	By:	/s/ Imre Eszenyi
Imre Eszenyi
Acting President and Chairman